EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  October 18, 2006

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Preliminary Third Quarter Results

COBURG, Oregon – October 18, 2006 – Monaco Coach Corporation (NYSE: MNC) today announced preliminary results for the quarter ended September 30, 2006.  The Company estimates that third quarter revenues will be approximately $290 million to $294 million. Net loss for the quarter will be approximately $6.8 million to $7.5 million, or $0.23 to $0.25 per share.  These results compare to revenues of $297 million and a loss of $0.20 per share for the third quarter 2005.

Continued weakness in the wholesale shipments of motorhomes and more recently towables has impacted the recent quarter. Wholesale shipments of Class A motorhomes year-to-date through August were down 17.7%, as reported by the Recreation Vehicle Industry Association.  Consistent with industry statistics, Monaco Coach internal sales data reflected wholesale shipments of Class A motorhomes for the third quarter of approximately 1,178 units, down 17.4% as compared to third quarter last year.

Dealer orders decreased due to softness in the retail markets, compounded by higher interest rates over the past year.  Statistical Surveys, Inc. of Grand Rapids, Mich., reported retail sales of Class A motorhomes year-to-date through August were down 16.9%.

“Our financial results reflect the continued weakness in the Class A motorhome market, and intense competition at certain price points,” said Monaco Coach Corporation Chairman and CEO Kay Toolson.  “While we believe the outlook for the motorhome business is becoming more optimistic with falling fuel prices, recent increases in consumer confidence, and a steadying of interest rates, we have not yet seen these factors translate into increased dealer orders.”

“In the towable segment this quarter, dealer inventories grew and manufacturers discounted wholesale prices to maintain shelf space at dealer lots,” said Toolson.  “The increasing acceptance of our new lower-priced towable units, however, has been encouraging.”

“The Company faced several challenges which influenced this quarter’s gross margin,” said John Nepute, President of Monaco Coach Corporation.  “The reconfiguration of production lines, increases in material costs as a percentage of selling price, and lower run rates in our plants reducing absorption of indirect costs have negatively impacted our gross margin.  However, the production lines, which have been in the current configuration for one quarter, are gaining efficiencies daily, and we are also adjusting our pricing in light of increased material costs.”

“We will continue to implement additional initiatives aimed at further cost savings,” said Nepute.  “We are in the process of consolidating two sub-assembly plants into one of our main production facilities in Coburg, and believe these moves will reduce overhead expenses associated with the transportation and handling of multiple components at multiple locations.  As we move into the fourth quarter and the next year, we will continue to analyze where we can remove costs and complexity in our business model.”

Third quarter selling, general and administrative expenses increased slightly as compared to the second quarter 2006.  Expenses for shows, rallies, and advertising were higher as the Company continues promotional efforts to increase shelf space and grow retail demand.  Enterprise Resource Planning (ERP) expenses also increased in the quarter as the result of preparation for the launch of a major ERP module in November.

As expected, due to weather-related seasonality, third quarter motorhome resort lot sales were modest.  For the fourth quarter and going into next year, the Company anticipates strong performance in the Motorhome Resorts Segment.  “We are entering our selling season at both resort locations and early indications are for a very encouraging quarter,” said Nepute.

“Despite the anticipated improvement in the Motorhome Resorts Segment, we are still facing another tough quarter overall because to date there has been no material change in motorhome demand,” Nepute continued.

The Company expects third quarter ending debt levels to be reduced from second quarter.  “We are pleased that our line of credit balance declined more than $22 million to approximately $9 million at the end of the quarter,” said Marty Daley, Vice President and Chief Financial Officer.  “This decline was the result of reducing our finished goods inventory and our accounts receivable balance by approximately $16 million each.”

Monaco Coach Corporation will provide further information on its third quarter results as well as guidance for the fourth quarter during the Company’s conference call which is scheduled for Thursday, November 2, at 11:00 a.m. Pacific Time.

Dedicated to quality and service, Monaco Coach Corporation is one of the nation’s leading manufacturers of motorized and towable recreational vehicles.  Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 6,000 people. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names.  Monaco Coach maintains RV service centers in Harrisburg, Ore., Elkhart, Ind. and Wildwood, Fla.

Ranked as the number one manufacturer of diesel powered motorhomes, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests.  Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index.  For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding the Company’s anticipated third quarter revenue, net loss and loss per share, margins and expenses, acceptance of certain models, anticipated efficiency gains and cost reductions, and resort lot sales are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including final accounting adjustments for the quarter, further declines in the wholesale markets for recreational vehicles, consumers’ preference for certain models and resort lots, additional discounting by competitors, failure to reduce costs as anticipated, further reduction in consumer confidence and increasing interest rates affecting retail and wholesale financing. Please refer to the Company’s SEC reports, for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2005, and the 2005 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

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